UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2022
The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29222 Rancho Viejo Road, Suite 127,
San Juan Capistrano,	CA	92675

(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (949) 487-9500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ENSG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In a letter received by the Board of Directors (the “Board”) of The Ensign Group, Inc. (the “Company”) dated December 19, 2022, Lee A. Daniels announced his decision to resign from the Board effective on January 1, 2023 to focus on other endeavors. Mr. Daniels has served as member of the Board since June 2013. At the time of his resignation, he was serving as the Chair of the Compensation Committee. Mr. Daniels will continue his service on the Board and his respective committee assignments until his resignation is effective on January 1, 2023.
During a meeting on the same day, the Board appointed John O. Agwunobi, M.D., to fill the vacancy created by Mr. Daniel’s resignation. Dr. Agwunobi’s appointment is for a term starting on January 1, 2023 and ending on the date of the Company’s 2023 annual shareholders meeting. It is anticipated that the Board will nominate Dr. Agwunobi for election by shareholders at the Company's 2023 annual shareholders meeting to serve as a Class III director for a two-year term ending at the Company’s annual shareholder meeting in 2025.
Dr. Agwunobi has held several positions in both the public and private sector. From March 2020 until October 2022, Dr. Agwunobi served as Chief Executive Officer and Chairman of Herbalife Nutrition Inc. Previously, Dr. Agwunobi served as Chief Health and Nutrition Officer at Herbalife, responsible for training, education, science strategy and product development since 2016. He has also served as Co-President of Herbalife from May 2018 to April 2022. Prior to joining Herbalife, Dr. Agwunobi was an independent consultant, advising a number of privately-held health-related companies, including serving as an advisory board member of Shopko Stores Operating Co., LLC on behalf of the private equity firm Sun Capital Partners. He also served as a member of the board for Magellan Health Inc., a for-profit managed health care company focused on special populations, complete pharmacy benefits and other specialty areas of healthcare from December 2014 to June 2019. From September 2007 to April 2014, Dr. Agwunobi served as Senior Vice President and President of Health and Wellness for Walmart Inc. (NYSE: WMT) in the United States, where he grew the business and provided insight and advice on the company’s health reform position. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. His responsibilities included the oversight of the Centers for Disease Control, National Institute of Health, the U.S. Food and Drug Administration, the Office of the U.S. Surgeon General, and numerous other public health offices and programs. Dr. Agwunobi currently serves as a director for Blue Bird Bio Inc., a post that he has held since June 2017. He is also currently serving as a member of the board of the U.S. African Development Foundation and has been serving in that capacity since 2008.
Dr. Agwunobi's compensation for his services as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s proxy statement for its 2022 annual meeting of stockholders filed with the Securities and Exchange Commission on April 14, 2022. There are no arrangements or understandings between Dr. Agwunobi and any other persons pursuant to which Dr. Agwunobi was selected as a director, and there are no transactions in which Dr. Agwunobi has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Dr. Agwunobi’s significant experience as a senior executive and board member in the health and wellness field and his deep expertise in public health programs and governmental agencies provides the Board with important perspectives on the issues facing the Company. His appointment to the Board, which will be effective January 1, 2023, was made at the recommendation of the Nomination and Corporate Governance Committee. His appointment was also accompanied by appointments to serve on the Quality and Assurance Committee with Dr. Ann S. Blouin (Chair), Ms. Swati B. Abbott, Ms. Suzanne D. Snapper and Mr. Barry R. Port and on the Audit Committee with Mr. Daren J. Shaw (Chair) and Ms. Abbott.
Also, effective January 1, 2023, the Board also appointed Ms. Abbott to serve as the Chair of the Compensation Committee with Mr. Barry M. Smith and Mr. Shaw. No changes were made to the Nomination and Corporate Governance Committee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2022	THE ENSIGN GROUP, INC.
	By:	/s/ Chad A. Keetch
Chad A. Keetch
Chief Investment Officer